Exhibit 99.1

Amesite Inc. CEO Dr. Ann Marie Sastry Appears on Fox Business Network Show “Mornings with Maria”

ANN ARBOR, Michigan – August 7, 2018—Amesite, Inc. (the “Company”), a development stage artificial intelligence software company targeting the college course market, announced today its CEO, Dr. Ann Marie Sastry, appeared as a guest this morning on Fox Business Network’s show, “Mornings with Maria”.

Visit the following link to watch a replay of the live interview:

https://www.foxbusiness.com/technology/ai-technology-powers-online-college-degrees

Dr. Sastry was interviewed by the feature anchor, Maria Bartiromo, about the Company’s development and commercialization of its innovative online learning solutions for colleges, universities, faculty and students. Utilizing machine learning and artificial intelligence (AI) technologies, Amesite’s model is to partner with colleges and universities to offer and deliver cost effective cloud-based digital versions of lower level courses that will greatly enhance and improve the learning experience of students.

In the interview, Dr. Sastry, said “We are using AI to personalize course work…where we take certain data about user behavior…and deliver information that is useful when taking a college course. Delivering information that helps the experience be better and helps education be more effective.”

“We aren’t trying to replace colleges and universities,” she said. “We partner with them, and bring them AI technology because universities are subject matter experts…we’re a software company.”

About Amesite, Inc.

Amesite is a high tech artificial intelligence software company developing a cloud-based platform for college and university courses to be cost-effectively and conveniently delivered to learners online and in hybrid online/on campus formats. Amesite uses artificial intelligence to provide customized environments for learners, easier-to-manage interfaces for instructors, and greater accessibility for college degree seekers in the US education market and beyond. The Company leverages existing college infrastructures, adding mass customization and cutting-edge technology to provide cost-effective, accessible, scalable and improved learning experiences to students. Founded in 2017, Amesite is based in Ann Arbor, Michigan. For more information, visit https://amesite.com.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company, the Company’s planned online machine learning platform, the Company’s business plans, any future commercialization of the Company’s online learning solutions, potential customers, business objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement. Risks facing the Company and its planned platform are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858-794-9500

bprag@delmarconsulting.com

##END##